UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2009

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 26, 2007, Altria Group, Inc. (the “Company”) reported in its Form 8-K that the Company announced plans to close Philip Morris USA’s Cabarrus, North Carolina manufacturing facility and consolidate manufacturing for the U.S. cigarette market at its Richmond, Virginia manufacturing center by the end of 2010. This decision was made to address manufacturing overcapacity resulting from ongoing declines in U.S. cigarette volume and reduced contract manufacturing for Philip Morris International Inc.

On April 22, 2009, Philip Morris USA announced that it will cease production at its Cabarrus, North Carolina cigarette manufacturing facility and complete the consolidation of manufacturing capacity into its Richmond, Virginia facility by the end of July 2009. Philip Morris USA is taking this action to address ongoing cigarette volume declines, including the projected impact of the recently enacted federal excise tax increase. Philip Morris USA expects to complete the de-commissioning of the Cabarrus facility during 2010.

As a result of this program, from 2007 through 2010, Philip Morris USA expects to incur total pre-tax charges of approximately $785 million, which is higher than the previous estimate of $670 million due to scheduling cessation of production for July 2009. These pre-tax charges consist of employee separation costs of $367 million, accelerated depreciation of $284 million and other charges of $134 million, primarily related to the relocation of employees and equipment, net of estimated gains on sales of land and buildings. Approximately $400 million, about 50% of the total pre-tax charges, will result in cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ Sean X. McKessy

Name:	Sean X. McKessy
Title:	Corporate Secretary

DATE: April 24, 2009